Exhibit No. 11.2

PROMISSORY NOTE

Amount: $55,000.00	Dated as of February 28, 2010

FOR VALUE RECEIVED, the undersigned Liberty Capital Asset Management, Inc. and any other names by which it does business, and all respective predecessors, successors, parents, assigns and subsidiaries (collectively the "Maker"), a Delaware corporation located at 2470 St. Rose Parkway, Suite 314 Henderson, Nevada 89074, promises to pay to the order of Transportation Management Services, Inc. ("Lender"), located at 9255 Center St. Suite 406, Manassas, VA 20110,  the principal sum of Fifty Five Thousand Dollars ($55,000.00), with no interest applicable. The principal Amount shall be due six (6) months from the date above (the "Maturity Payment").

1.      INTEREST RATE.

In the case that any Principal Amount thereon and/or the Maturity Payment remains unpaid following the Maturity Date or in the case of an Event of Default (as hereinafter defined) the unpaid Principal Amount thereon shall bear interest at a rate of twelve percent (12%) per annum from the Maturity Date or the date of the Event of Default as applicable.

In the event that any interest rate provided for in this Agreement shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. Interest not paid when due shall be added to the unpaid Principal Amount and shall thereafter bear interest at the same rate as the Principal Amount. All payments (including any prepayments) hereunder are to be applied first to the payment of accrued interest and the balance remaining applied to the payment of the Principal Amount and the Maturity Payment

Seller shall deliver a Bill of Sale to Buyer upon payment of the Principal Amount and any interest

2.     COMPUTATION.

Interest chargeable hereunder shall be calculated from the date of this promissory, on the ba of a three hundred sixty (360) day year for the actual number of days elapsed. Interest shall be added to the unpaid principal balance. All payments (including any prepayments) hereunder are to be applied first to the payment of accrued interest and the balance remaining applied to the payment of principal.

3.     LAWFUL MONEY; DESIGNATED PLACES OF PAYMENT.

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Exhibit No. 11.2

All principal and interest due hereunder is payable in lawful money of the United States of America, in immediately available funds, at Lender's designated address not later than 3:00 p.m., Pacific time, on the day of payment upon maturity.

4.     WAIVERS.

Except as set forth elsewhere herein, Maker, for itself and its legal representatives, successors, and assigns, expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, notice of intent to accelerate, notice of acceleration, presentment for the purpose of accelerating maturity, and diligence in collection.

5.      NOTICES.

Any notice, request, consent, waiver or other communication required or permitted under or in connection with this promissory note will be deemed satisfactorily given if it is in writing and is delivered either personally to the addressee thereof, or by prepaid registered or certified U.S. mail (return receipt requested), or by a nationally recognized commercial courier service with next-day delivery charges prepaid, or by telegraph, or by facsimile (voice confirmed), or by any other reasonable means of personal delivery to the party entitled thereto at its respective address set forth below:

TO:  Liberty Capital Asset Management, Inc.

Liberty Capital Asset Management, Inc.
2470 St. Rose Parkway, Suite 314
Henderson, NV 89074

TO: Transportation Management Services, Inc.

Transportation Management Services, Inc.
9255 Center St. Suite 406
Manassas, VA 20110

Any party may change its address or facsimile number for notice purposes by giving notice thereof to the other parties in accordance with this Section, provided that such change shall not be effective until 2 calendar days after notice of such change. All such notices and other communications will be deemed given and effective (a) if by mail, then upon actual receipt or 5 calendar days after mailing as provided above (whichever is earlier), or (b) if by facsimile, then upon successful transmittal to such party's designated number, or (c) if by nationally recognized commercial courier service, then upon actual receipt or 2 Business Days after delivery to the courier service (whichever is earlier), or (d) if otherwise delivered, then upon actual receipt. For any and all purposes related to giving and receiving notices and communications between Maker and Lender.

6.   DEFAULT.

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Exhibit No. 11.2

Maker will be in default if any of the following happens: a) Maker fails to make payments when due, (b) Maker breaks any promise made herein to Lender, or Maker fails to perform at the time and strictly in the manner provided in this Note, (c) any representation or statement made or furnished to Lender by Maker or on Maker's behalf is false or misleading in any material respect, (d) A receiver is appointed for any part of Maker's property, Maker makes an assignment for the benefit of creditors, or any proceeding is commenced either by Maker or against Maker under any bankruptcy or insolvency laws, and (e) any creditor tries to take any of Maker's property on or in which Lender has a lien or security interest. It is expressly agreed that, upon the occurrence of an event of default, as defined herein, the unpaid principal balance of this promissory note, together with interest accrued hereon, shall be due and payable without presentment, demand, protest, or notice of protest, all of which are hereby expressly waived.

In the event of default, the interest rate on this note shall be at a rate of fifteen (15) percent per annum from the default date.

7.      SECURITY INTERESTS.

It is further understood that this Note is not secured by, among other things, security interests in Maker's assets and income.

8.      ATTORNEYS' FEES.

In the event it should become necessary to employ counsel to collect this Promissory Note, Maker agrees to pay the reasonable attorneys' fees and costs of the holder hereof, incurred in connection with the holder's collection efforts, irrespective of whether suit is brought.

9.     SECTION HEADINGS.

Headings and numbers have been set forth for convenience only.  Unless the contraiy is compelled by the context, everything contained in each paragraph applies equally to this entire Promissory Note.

10.   AMENDMENTS IN WRITING.

This Promissory Note may be changed, modified, amended, only in writing.

11.   CHOICE OF LAW

This Promissory Note and all transactions hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the laws of the State of Delaware.

12.    WAIVER OF TRJAL BY JURY.

Maker hereby waives, to1 the extent permitted under applicable law, any right to trial by jury in any action or proceeding relating to this Promissory Note.

13. TRANSFERABIL1TY.

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Exhibit No. 11.2

The right to principal and interest under this Promissory Note may be transferred only through a book entry system maintained by Maker. Any other means of transfer, including, without limitation, transfers by endorsement, shall be null and void. Ownership of the obligation must be reflected in a book entry. A book entry is a record of ownership that identifies the owner of an interest in this Promissory Note.

Made and Executed on
February 28, 2010 at
Henderson, Nevada

Liberty Capital Asset Management, Inc.
a Delaware corporation

By: /s/ Michael A. Barron

Name: Michael A. Barron

Title: CEO

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